Exhibit 99.1
NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: August 3, 2009	Financial Media
Otter Tail Corporation Announces Second Quarter Earnings; Revises 2009 Earnings Guidance; Board of Directors Declares Dividend
FERGUS FALLS, Minnesota — Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2009.
Highlights
•	The corporation generated operating cash flow of $90.3 million for the six months ended June 30, 2009, a $55.4 million increase over the same period in 2008.

•	Consolidated second quarter 2009 revenues were $246.9 million compared with $323.6 million for the second quarter of 2008.

•	Consolidated net income was $2.7 million compared with $3.5 million for the second quarter of 2008.

•	Second quarter 2009 diluted earnings per share totaled $0.07 compared with $0.11 for the same period last year.

•	The corporation remains financially strong, committed to long-term strategies for enhancing shareholder value.
Announcements
•	On August 3, 2009 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable September 10, 2009 to shareholders of record on August 14, 2009.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable September 1, 2009 to shareholders of record on August 14, 2009.

•	The corporation is revising its 2009 diluted earnings per share guidance to be in the range of $0.70 to $1.10 from its previously announced range of $0.80 to $1.20.

•	On July 1, 2009 the corporation completed its transition to a holding company structure.

CEO Overview
“A difficult economy continues to affect business conditions in 2009,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “While our retail electric business benefited from some improvement on the residential side during the quarter, we continue to face lower demand and prices for power sold in the wholesale market. Our nonelectric businesses, particularly our construction, plastics and manufacturing companies, have seen a significant reduction in orders from major customers, due in large measure to the slow economic recovery. This quarter’s year-over-year reductions in net income from these businesses were partially offset by improved results from our electric and food ingredient processing segments and reductions in corporate expenses.
“We expect continued short-term challenges at least through the end of 2009. In light of our second quarter results, and our expectation of continuing difficult economic conditions for the balance of the year, we are revising the range of 2009 diluted earnings per share to $0.70 to $1.10 from our previous guidance of $0.80 to $1.20,” said Erickson.
“We continue our efforts to offset the effects of the economic downturn by focusing on the controllable aspects of our business, such as significantly reducing expenses, enhancing efficiencies and improving cash flow. Thanks to the ongoing support and dedication of our employees throughout the organization, Otter Tail Corporation remains a strong and stable company committed to serving our customers. We will continue to closely monitor costs and remain flexible to quickly adapt to changes in businesses conditions.”
Erickson concluded, “Otter Tail Corporation remains fundamentally strong despite our current challenges. We are appropriately diversified and well-positioned for growth as the economy begins to stabilize and, eventually, recover. There are several noteworthy trends that are sources for optimism. Earnings from our food ingredient processing segment continued to improve this past quarter, and we expect this to continue for the remainder of the year. Additionally, we believe the strong public policy commitment to renewable energy at both the state and federal levels bodes well for the prospects of wind development beyond this year, increasing the opportunities for our companies with significant involvement in the wind-energy business. Finally, our consolidated cash flow from operations and liquidity position remain strong, giving us the flexibility we need to manage through a sustained economic downturn.”

Cash Flow from Operations
The corporation’s cash flow from operations increased to $90.3 million for the six months ended June 30, 2009 compared with $34.9 million for the six months ended June 30, 2008, primarily driven by a decrease in working capital of approximately $47.1 million.
Otter Tail Corporation maintains a strong liquidity position, including amounts available under credit lines of $243.7 million on July 31, 2009: $170.0 million under the Otter Tail Power Company credit facility and $73.7 million under the Otter Tail Corporation credit facility. The corporation believes it has the necessary liquidity to effectively conduct business operations for an extended period if current market conditions continue. “Our commitment to maintaining a strong balance sheet and our focus on cash flows continue to help us manage the effects of the ongoing downturn in the economy.” said Kevin Moug, chief financial officer of Otter Tail Corporation.
Segment Performance Summary
Electric
Electric revenues and net income were $70.7 million and $4.4 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $68.7 million and net income of $3.3 million for the quarter ended June 30, 2008. Retail electric revenues increased 6.8% mainly due to the following:
•	a $2.2 million increase in Minnesota resource recovery rider revenues related to generation from the electric utility’s wind turbines constructed in 2007 and 2008,

•	a $1.5 million increase related to a Minnesota interim rate revenue refund accrued in the second quarter of 2008,

•	a $0.6 million increase in North Dakota interim rates, and

•	a 1.3% increase in retail kwh sales, offset by a
decrease in fuel clause adjustment revenues related to a $0.7 million reduction in fuel and purchased power costs for retail use.
South Dakota General Rate Case—In an order issued by the South Dakota Public Utilities Commission on June 30, 2009 the electric utility was granted an increase in South Dakota retail electric rates of $2.9 million, or approximately 11.7%. The electric utility implemented final, approved rates in July 2009.
North Dakota General Rate Case—On November 3, 2008 the electric utility filed a general rate case in North Dakota requesting an overall revenue increase of approximately $6.1 million, or 5.1%, and an interim rate increase of approximately 4.1%, or $4.8 million annualized, that went into effect on January 2, 2009. The North

Dakota Public Service Commission’s (NDPSC) order authorizing an interim rate increase requires the electric utility to refund North Dakota customers the difference between final and interim rates, with interest, if final rates approved by the NDPSC are lower than interim rates. NDPSC advocacy staff and intervenors’ testimony was received in April 2009. A tentative settlement of all issues in the case, joined by all parties and NDPSC advocacy staff, was filed with the NDPSC in June 2009. The NDPSC scheduled a September 28, 2009 hearing for the purpose of considering the settlement. If the settlement is accepted as filed, final rates are expected to be implemented for bills rendered on and after September 1, 2009. Interim rates will remain in effect for all North Dakota customers until the NDPSC makes its final determination. In June 2009, based on terms agreed to in the tentative settlement, the electric utility established a refund reserve of $0.5 million for revenues collected under interim rates.
Fuel costs related to retail use were down due to a reduction in the availability of company-owned generation resulting from a six-week scheduled maintenance shutdown of the electric utility’s Coyote Station. A 23.8% reduction in mwh generation from the electric utility’s fossil fuel-fired generating units was partially offset by a 97.2% increase in mwh generation from company-owned wind turbines. Despite a 92.3% increase in mwh purchases to make up for the reduction in company-owned generation, purchased power costs increased by only 16.9% as a result of a 39.2% decrease in the costs per mwh purchased. Decreases in natural gas prices, increased output from regional hydroelectric plants, increased efficiency in wholesale electric markets, and a decline in industrial demand for electricity are factors that have contributed to a significant decline in wholesale electric prices in 2009. Renewable wind generation resources provided for 11.7% of the electric utility’s total retail kwh sales in the second quarter of 2009.
Wholesale electric revenues from company-owned generation were $2.6 million for the quarter ended June 30, 2009 compared with $4.9 million for the quarter ended June 30, 2008. Reduced plant availability and lower wholesale prices resulted in a 19.6% decrease in wholesale kwh sales combined with a 34.1% decrease in revenue per kwh sold. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $0.8 million for the quarter ended June 30, 2009 compared with net gains of $1.2 million for the quarter ended June 30, 2008. Other electric operating revenues increased $0.9 million as a result of an increase in revenues from transmission permitting work of $1.3 million, which was partially offset by a $0.4 million reduction in revenues from other transmission-related services. Electric operating and maintenance expenses increased $0.9 million mainly due to a $1.3 million increase in costs related to transmission permitting work performed for other entities, partially offset by a $0.3 million reduction in property taxes. Depreciation expense increased $1.2 million mainly due to the construction of 32 wind turbines at the Ashtabula Wind Energy Center in 2008. The electric utility’s interest costs increased by $1.1 million.
Plastics
Plastics revenues and net income were $22.2 million and $0.3 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $40.6 million and net income of $0.7 million for the quarter ended June 30, 2008. The decrease in revenues and net income was due to a 28.8% decline in pounds of pipe sold combined with a 23.1% decrease in polyvinyl chloride (PVC) pipe prices. Significant reductions in new home construction in markets served by the plastic pipe companies have resulted in reduced demand and lower prices for PVC pipe products.
Manufacturing
Manufacturing revenues and net loss were $76.8 million and $0.2 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $120.3 million and net income of $1.4 million for the quarter ended June 30, 2008.
•	At DMI, revenues decreased $25.3 million mainly as a result of delays or suspensions of orders, but net income increased by $1.1 million as a result of improved productivity and cost control measures implemented in 2009. Also, in the second quarter of 2008, DMI’s results included costs of $2.0 million associated with the start up of DMI’s Oklahoma plant.

•	At BTD, revenues decreased $7.6 million and net income was down $1.5 million as a result of a $6.7 million decrease in sales volume and a $0.9 million decrease in scrap sales.

•	At T.O. Plastics, revenues decreased $1.8 million due to a decrease in sales volumes across product lines. However, T.O. Plastics’ net income increased $0.1 million between the quarters as cost reductions more than offset the decrease in revenues.

•	At ShoreMaster, revenues and net income decreased $8.8 million and $1.2 million, respectively. The decrease in revenues and net income is due to decreases in both residential and commercial sales related to the current economic recession and credit restraints. The decline in net income also reflects $0.6 million in additional expenses recorded in the second quarter 2009 on a marina construction project.
Health Services
Health services revenues and net loss were $28.2 million and $0.2 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $30.7 million and a net loss of $0.1 million for the quarter ended June 30, 2008. Decreases in revenues of $1.7 million from scanning and other related services and $0.8 million from equipment sales and servicing were mostly offset by decreases in costs of goods sold and operating expenses, resulting in a minor increase in net losses between the quarters. The imaging side of the business continues to be affected by less-than-optimal utilization of certain imaging assets.
Food Ingredient Processing
Food ingredient processing revenues and net income were $20.6 million and $2.3 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $15.9 million and net income of $0.7 million for the quarter ended June 30, 2008. The $4.7 million increase in revenues is due to a 12.8% increase in pounds of product sold, combined with 14.7% increase in the price per pound of product sold. Cost of goods sold increased $2.1 million as a result of the increase in sales and a 3.1% increase in the cost per pound of product sold.
Other Business Operations
Other business operations revenues and net loss were $29.6 million and $1.5 million, respectively, for the quarter ended June 30, 2009 compared with revenues of $48.1 million and net income of $0.8 million for the quarter ended June 30, 2008. At the construction companies, revenues decreased $15.7 million and net losses were $0.9 million compared to net income of $0.8 million for the same period a year ago as a result of a reduction in work volume from 2008 to 2009 due to the current economic recession and increased competition for available work. In our trucking operations, revenues decreased $2.8 million and net losses were $0.4 million compared to net income of $0.1 million for the same period a year ago due to a significant reduction in miles driven directly related to the current economic recession.
Corporate
Corporate expenses, net-of-tax, were $2.5 million for the quarter ended June 30, 2009 compared with $3.2 million for the quarter ended June 30, 2008 mainly due to a $0.6 million decrease in interest costs related to a reduction in corporate-held debt and reductions in health care benefit costs.
Income Taxes
The corporation’s effective income tax rate for the three months ended June 30, 2009 is significantly lower than its effective income tax rate for the three months ended June 30, 2008. The reduction from the federal statutory rate mainly reflects the benefit of production tax credits and North Dakota wind energy credits related to the electric utility’s wind turbines of approximately $1.8 million in the second quarter of 2009 and $0.9 million in the second quarter of 2008.

2009 Expectations
Otter Tail Corporation is revising its 2009 earnings guidance to be in a range of $0.70 to $1.10 per diluted share from its previously announced range of $0.80 to $1.20. The earnings guidance revision is reflective of the corporation’s expectations that difficult economic conditions will continue for the balance of the year. The revised earnings guidance is subject to risks and uncertainties given current global economic conditions and the other risk factors outlined below.
Contributing to the earnings guidance for 2009 are the following items:
•	The corporation now expects 2009 earnings from its electric segment to be in line with 2008 earnings. While 2009 earnings are expected to be impacted by lower than requested electric revenue increases in North Dakota and South Dakota and lower volumes and margins from wholesale energy sales, the electric utility has benefited from continued cost reduction efforts and higher than expected earnings from the allowance for funds used during construction related to construction of the Luverne Wind Farm.

•	The corporation expects the plastics segment’s 2009 performance to be below 2008 earnings given continued poor economic conditions. Previously announced capacity expansions are not expected to be brought on line until the economy improves and demand for PVC pipe increases.

•	The corporation now expects its manufacturing segment to break even in 2009 as a result of the following:
o	BTD experienced continued unexpected declines in customer demand in the second quarter of 2009 and expects soft demand to continue for the rest of the year resulting in lower earnings compared with 2008.

o	While the economy is expected to reduce the amount of spending on waterfront products, net losses are expected to improve at ShoreMaster compared with 2008 given the restructuring that has occurred in its business. While there continues to be uncertainty on the level of spending on residential products, ShoreMaster has implemented significant cost reductions across the organization, reduced capital spending and reorganized its business units for more efficient operations. ShoreMaster continues to experience performance issues on a marina construction project which is having a negative effect on its results of operations.

o	DMI’s earnings in 2009 are expected to decline due to the sluggish economy and wind developers’ limited access to financing, which has resulted in delays or suspension of orders across the industry. Industry forecasts for megawatt installations of wind power in 2009 indicate a decrease of between 25 to 50 percent from 2008.

o	T. O. Plastics’ earnings are expected to remain flat between the years. While T.O. Plastics expects economic challenges, it has implemented cost reductions and efficiency projects to maintain profitability.

o	Backlog in place in the manufacturing segment to support revenues for the remainder of 2009 is approximately $92 million compared with $206 million one year ago.
•	The corporation expects increased net income from its health services segment in 2009 as it focuses on improving its mix of imaging assets and asset utilization rates and has implemented cost reductions across the segment.

•	The corporation expects increased net income from its food ingredient processing business in 2009 based on expectations of higher sales volumes, lower energy costs and higher production levels in 2009 compared with 2008.

•	The other business operations segment is now expected to have lower earnings in 2009 compared with 2008. The decline in construction projects in 2009 due to poor economic conditions has negatively affected the corporation’s construction companies. The corporation’s trucking operations continue to be impacted by lower selling prices and volumes in its heavy haul business. Backlog in place for the construction businesses is $42 million for the remainder of 2009 compared with $79 million one year ago.

•	Corporate general and administrative costs are expected to continue to decrease in 2009.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2009 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses. Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations, the ability of customers to finance purchases of goods and services, and the financial condition of the corporation as well as exert downward pressure on stock prices and/or limit the corporation’s ability to sustain its current common stock dividend level.

•	The corporation’s defined benefit pension plan assets declined significantly during 2008 due to the volatile equity markets. The corporation is not required to make a mandatory contribution to the pension plan in 2009. However, if the market value of pension plan assets continues to decline and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan.

•	A sustained decline in the corporation’s common stock price below book value may result in goodwill impairments that could adversely affect the corporation’s results of operations and financial position, as well as credit facility covenants.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in the corporation’s assets and a reduction in its net operating performance.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•	The terms of some of the corporation’s contracts could expose the corporation to unforeseen costs and costs not within the corporation’s control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause financial results to fluctuate and could impair the corporation’s ability to make distributions to shareholders or scheduled payments on the corporation’s debt obligations.

•	The corporation’s electric segment has capitalized $12.8 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of June 30, 2009. If the project is abandoned for permitting or other reasons, a portion of these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission investments.

•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.

•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels, taxes on CO2 emissions or cap and trade regimes, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade their equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2009 and 2008 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity and Consolidated Statements of Cash Flows.

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2009 and 2008
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2009	2008	2009	2008
Operating Revenues by Segment:
Electric	$70,663	$68,666	$159,204	$166,256
Plastics	22,183	40,645	35,713	62,995
Manufacturing	76,843	120,342	172,862	217,937
Health Services	28,192	30,740	56,359	60,005
Food Ingredient Processing	20,581	15,913	40,667	31,811
Other Business Operations	29,597	48,080	61,492	86,190
Corporate Revenue and Intersegment Eliminations	(1,202)	(786)	(2,201)	(1,357)

Total Operating Revenues	246,857	323,600	524,096	623,837

Operating Expenses:
Fuel and Purchased Power	23,631	24,964	59,663	63,854
Nonelectric Cost of Goods Sold (depreciation included below)	135,319	204,235	288,280	369,458
Electric Operating and Maintenance Expense	31,214	30,320	60,634	59,687
Nonelectric Operating and Maintenance Expense	32,410	36,242	63,044	70,989
Product Recall and Testing Costs	—	—	1,766	—
Plant Closure Costs	—	1,412	—	1,412
Depreciation and Amortization	18,103	16,124	35,920	31,037

Total Operating Expenses	240,677	313,297	509,307	596,437

Operating Income (Loss) by Segment:
Electric	6,820	5,576	20,921	27,201
Plastics	651	1,408	(3,262)	2,589
Manufacturing	905	4,464	219	5,139
Health Services	(82)	65	(131)	(868)
Food Ingredient Processing	3,946	1,297	6,197	2,990
Other Business Operations	(2,272)	1,603	(2,657)	(1,056)
Corporate	(3,788)	(4,110)	(6,498)	(8,595)

Total Operating Income	6,180	10,303	14,789	27,400

Interest Charges	6,652	7,043	12,922	13,754
Other Income	1,351	626	2,018	1,588
Income Taxes	(1,852)	369	(3,234)	3,487
Net Income (Loss) by Segment
Electric	4,395	3,276	12,921	16,026
Plastics	291	652	(2,167)	1,272
Manufacturing	(167)	1,396	(1,257)	780
Health Services	(153)	(88)	(226)	(779)
Food Ingredient Processing	2,325	685	3,772	1,808
Other Business Operations	(1,456)	794	(1,781)	(971)
Corporate	(2,504)	(3,198)	(4,143)	(6,389)

Total Net Income	2,731	3,517	7,119	11,747
Preferred Stock Dividend	184	184	368	368

Balance for Common:	$2,547	$3,333	$6,751	$11,379

Average Number of Common Shares Outstanding:
Basic	35,388,754	29,993,484	35,356,745	29,905,782
Diluted	35,643,707	30,300,207	35,610,545	30,198,967

Earnings Per Common Share:
Basic	$0.07	$0.11	$0.19	$0.38
Diluted	$0.07	$0.11	$0.19	$0.38

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	June 30,	December 31,
	2009	2008
Current Assets
Cash and Cash Equivalents	$9,056	$7,565
Accounts Receivable:
Trade—Net	107,239	136,609
Other	9,757	13,587
Inventories	92,140	101,955
Deferred Income Taxes	8,402	8,386
Accrued Utility and Cost-of-Energy Revenues	11,952	24,030
Costs and Estimated Earnings in Excess of Billings	50,605	65,606
Income Taxes Receivable	11,955	26,754
Other	20,225	8,519

Total Current Assets	321,331	393,011

Investments	8,634	7,542
Other Assets	88,249	22,615
Goodwill	106,778	106,778
Other Intangibles—Net	34,637	35,441

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	9,598	7,247
Regulatory Assets and Other Deferred Debits	81,336	82,384

Total Deferred Debits	90,934	89,631

Plant
Electric Plant in Service	1,210,035	1,205,647
Nonelectric Operations	343,358	321,032

Total	1,553,393	1,526,679
Less Accumulated Depreciation and Amortization	575,448	548,070

Plant—Net of Accumulated Depreciation and Amortization	977,945	978,609
Construction Work in Progress	82,230	58,960

Net Plant	1,060,175	1,037,569

Total	$1,710,738	$1,692,587

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	June 30,	December 31,
	2009	2008
Current Liabilities
Short-Term Debt	$119,914	$134,914
Current Maturities of Long-Term Debt	1,242	3,747
Accounts Payable	85,927	113,422
Accrued Salaries and Wages	19,437	29,688
Accrued Taxes	8,155	10,939
Other Accrued Liabilities	13,240	12,034

Total Current Liabilities	247,915	304,744

Pensions Benefit Liability	82,882	80,912
Other Postretirement Benefits Liability	33,464	32,621
Other Noncurrent Liabilities	20,095	19,391

Deferred Credits
Deferred Income Taxes	132,923	123,086
Deferred Tax Credits	33,212	34,288
Regulatory Liabilities	65,801	64,684
Other	427	397

Total Deferred Credits	232,363	222,455

Capitalization
Long-Term Debt, Net of Current Maturities	411,835	339,726
Class B Stock Options of Subsidiary	1,220	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	177,792	176,923
Premium on Common Shares	243,933	241,731
Retained Earnings	246,025	260,364
Accumulated Other Comprehensive Loss	(2,286)	(3,000)

Total Common Equity	665,464	676,018

Total Capitalization	1,094,019	1,032,464

Total	$1,710,738	$1,692,587

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	Six Months Ended
	June 30,
	2009	2008
	(Thousands of dollars)
Cash Flows from Operating Activities
Net Income	$7,119	$11,747
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	35,920	31,037
Deferred Tax Credits	(1,075)	(782)
Deferred Income Taxes	9,614	5,959
Change in Deferred Debits and Other Assets	(538)	(2,627)
Change in Noncurrent Liabilities and Deferred Credits	3,826	752
Allowance for Equity (Other) Funds Used During Construction	(1,003)	(801)
Change in Derivatives Net of Regulatory Deferral	(661)	(655)
Stock Compensation Expense	1,754	1,908
Other—Net	139	316
Cash Provided by (Used for) Current Assets and Current Liabilities:
Change in Receivables	33,264	(1,904)
Change in Inventories	10,130	(10,082)
Change in Other Current Assets	18,688	(17,520)
Change in Payables and Other Current Liabilities	(41,161)	16,244
Change in Interest and Income Taxes Payable/Receivable	14,289	1,348

Net Cash Provided by Operating Activities	90,305	34,940

Cash Flows from Investing Activities
Capital Expenditures	(57,930)	(117,785)
Proceeds from Disposal of Noncurrent Assets	4,551	3,517
Acquisitions—Net of Cash Acquired	—	(41,674)
Net (Increase) Decrease in Other Investments and Long-Term Assets	(66,671)	(376)

Net Cash Used in Investing Activities	(120,050)	(156,318)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	—	3,636
Net Short-Term Borrowings	(15,000)	91,600
Proceeds from Issuance of Common Stock	1,901	5,176
Common Stock Issuance Expenses	(17)	—
Payments for Retirement of Common Stock	(229)	(91)
Proceeds from Issuance of Long-Term Debt	75,004	1,137
Short-Term and Long-Term Debt Issuance Expenses	(3,175)	(19)
Payments for Retirement of Long-Term Debt	(5,438)	(1,829)
Dividends Paid	(21,457)	(18,212)

Net Cash Provided by Financing Activities	31,589	81,398

Effect of Foreign Exchange Rate Fluctuations on Cash	(353)	156

Net Change in Cash and Cash Equivalents	1,491	(39,824)
Cash and Cash Equivalents at Beginning of Period	7,565	39,824

Cash and Cash Equivalents at End of Period	$9,056	$—